Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dex Media, Inc.:
We consent to the use of our report dated March 15, 2006, with respect to the consolidated balance sheets of Dex Media, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this Registration Statement on Form S-8 of R.H. Donnelley Corporation.
KPMG LLP
Denver, Colorado
December 8, 2006